Exhibit 99.1

JLL Income Property Trust
Acquires Flagstaff, Arizona Medical Office Building

Chicago (May 25, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.5 billion in portfolio assets announced today the acquisition of Flagstaff Medical Center, a newly constructed, state-of-the-art medical office building in Flagstaff, Arizona. The single-story, 26,400-square-foot property was acquired for $17.2 million.

“Healthcare-oriented properties continue to be a focus of ours given the favorable underlying fundamentals driving long-term tenant demand and higher tenant retention,” said JLL Income Property Trust President and CEO Allan Swaringen. “Flagstaff Medical Center fits squarely within our thesis of investing in well-located, state-of-the-art medical office buildings with excellent tenants that have long-term commitments to the property through their buildouts and leases. The shift towards outpatient, standalone surgery centers as an alternative to traditional hospital settings, combined with the continued aging of our population positions healthcare-oriented real estate as an attractive addition to our stable value, income-oriented portfolio.”

Flagstaff Medical Center is fully leased to a leading healthcare provider in the Northern Arizona area. The newly constructed property includes a surgery and imaging center, and a full diagnostic suite including the newest MRI, CT, ultrasound and X-Ray machines. The tenant has invested heavily in these upgrades and has signed a long-term commitment through a 15-year lease. The weighted average lease term of the property is greater than nine years.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q4 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com
Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com